Exhibit 16.1

Galaz, Yamazaki, Ruiz Urquiza, S.C. Av. López Mateos Nte. 405, piso 29 Colonia Italia Providencia 44648 Guadalajara, Jal. México Tel: + 52 (33) 36690404 www.deloitte.com/mx

August 4, 2022

Mrs. Diana Jones
Chief Financial Officer

Betterware de México, S.A.P.I. de C.V.

Cruce Carretera Gdl-Ameca-Huaxtla No. Km-5
Col. El Arenal

C.P. 45350

El Arenal, Jalisco

Dear Mrs. Diana:

This is to confirm that the client-auditor relationship between Betterware de México, S.A.P.I. de C.V. (Commission File No. 001-39251) and Galaz, Yamazaki, Ruiz Urquiza, S. C. has ceased.

Yours truly,

Galaz, Yamazaki, Ruiz Urquiza, S. C.
An affiliate of a Member of Deloitte Touche Tohmatsu Limited

/s/ José Gerardo Castillo Morales
C. P. C. José Gerardo Castillo Morales

cc:	Office of the Chief Accountant SECPS Letter File
Securities and Exchange Commission
Via email: SECPSletters@sec.gov
Mr. Andrés Campos, Chief Executive Officer
Mr. Carlos Doormann, Corporate Chief Financial Officer
Mr. Joaquin Gandara, Chairman of the Audit Committee

May 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F Change in registrant’s certifying accountant of Betterware de México, S.A.P.I. de C.V.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, and have the following comments:

1.	We agree with the statements made in the fourth and seventh sentences of the first paragraph, the second, third, and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph, with the exception of the fourth and seven sentences of such paragraph.

Yours truly,

/s/ Galaz, Yamazaki, Ruiz Urquiza, S. C.